Exhibit 99.1

LASALLE HOTEL PROPERTIES NAMES MICHAEL D. BARNELLO CHIEF EXECUTIVE OFFICER

Lead Director Stuart L. Scott Named Acting Chairman of the Board

BETHESDA, MD, September 14, 2009 — LaSalle Hotel Properties (NYSE: LHO) today announced that Michael D. Barnello was named Chief Executive Officer and Lead Director Stuart L. Scott was named acting Chairman of the Board effective immediately. These actions were taken after Mr. Jon E. Bortz informed the Board of his decision to retire from the Company effective as of September 13, 2009, accelerating the previously announced succession plan. Additionally, Mr. Bortz resigned his position as Trustee and Chairman of the Board. Mr. Bortz’ decision to step down early was made to allow him to pursue other career opportunities.

“The Board is greatly appreciative of the outstanding leadership that Jon has provided over the past 11 years, during which time the Company experienced industry leading returns and grew from 10 hotels to 31 hotels,” said Mr. Scott. “We are very excited to have Michael stepping into the CEO role. He has been with the Company since it went public in 1998 and has had a key role in both the development and execution of its strategies. The continuity of his leadership and commitment to excellence positions LaSalle Hotel Properties to continue to be a leader in the hotel industry.”

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 31 upscale full-service hotels, totaling approximately 8,500 guest rooms in 14 markets in 11 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Gemstone Hotels & Resorts, LLC, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, Dolce Hotels and Resorts and the Kimpton Hotel & Restaurant Group, LLC.

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Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

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www.lasallehotels.com